Exhibit 99.1
ARC DOCUMENT SOLUTIONS APPOINTS NEW CFO
Chief Accounting Officer and Vice President of Finance Jorge Avalos Appointed Chief Financial Officer upon Resignation of John Toth
WALNUT CREEK, CA -- (January 30, 2015) - ARC Document Solutions, Inc. (NYSE: ARC), the nation's leading document solutions provider for the architecture, engineering, and construction (AEC) industry, today announced the appointment of Jorge Avalos to succeed John Toth in the role of Chief Financial Officer of ARC at the end of January. Mr. Toth, the company’s current CFO, is leaving the company to pursue other business interests.
“Jorge is a veteran financial executive, he has worked closely with and supported the CFO role since our early days as a public company, and he’s known for his thorough and thoughtful approach to ARC’s financial well-being,” said K. “Suri” Suriyakumar, Chairman, President and CEO of ARC Document Solutions. “He has the trust of our employees, the confidence of our Board, and our shareholders have come to appreciate his precision and deep operational knowledge of the company. I expect a seamless executive transition as we move forward into an exciting and transformative future. I also want to take this opportunity to thank John for his hard work and dedication during the time he served as our Chief Financial Officer.”
“Jorge has the full support of the Board and we look forward to his financial leadership,” said Dewitt Kerry McCluggage, Lead Independent Director of ARC Document Solutions Board of Directors. “On behalf of the entire Board, I’d also like to thank John for his service. We are grateful for his many contributions to ARC, especially as we worked our way through an arduous recovery after the recession, and returned the company to growth. We wish John every success in the future.”
Jorge Avalos has been ARC’s Chief Accounting Officer and Vice President of Finance since April 2011, having joined the company in June 2006 as the Company’s Director of Finance. He became the Company’s Corporate Controller in December 2006, and Vice President, Corporate Controller in December 2010. Prior to joining the company Mr. Avalos was the controller of Vendare Media Group, an online network and social media company, and spent seven years in a variety of auditing and management roles for PricewaterhouseCoopers LLP.
About ARC Document Solutions (NYSE: ARC)
ARC Document Solutions is a leading document solutions company serving businesses of all types, with an emphasis on the non-residential segment of the architecture, engineering and construction industries. The Company helps more than 90,000 customers reduce costs and increase efficiency in the use of their documents, improve document access and control, and offers a wide variety of ways to print, produce, and store documents. ARC provides its solutions onsite in more than 8,300 of its customers' offices, offsite in service centers around the world, and digitally in the form of proprietary software and web applications. For more information please visit www.e-arc.com.

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